Stoecklein Law Group
Practice Limited to Federal Securities

Emerald Plaza	Telephone: (619) 704-1310
402 West Broadway	Facsimile: (619) 704-1325
Suite 690	email: djs@slgseclaw.com
San Diego, California 92101	web: www.slgseclaw.com

July 12, 2011

Dietrich A. King

Staff Attorney

Securities and Exchange Commission

100 F. St. NE

Washington, D.C. 20549

Re:         Oraco Resources, Inc.
Form 8-K
Filed May 23, 2011
File No. 333-167607
Annual Report on Form 10-K/A for Fiscal Year Ended December 31, 2010
Filed March 7, 2011
File No. 333-167607

Dear Mr. King,

We are in receipt of your comment letter dated June 24, 2011 and recognize the 10 business day deadline to amend Oraco Resources, Inc.’s form 8-K filed on May 23, 2011 and form 10-K/A for the fiscal year ended December 31, 2010 has passed.

We are requesting an additional 20 business days to amend and file the company’s amended form 8-K and 10-K/A.

Feel free to contact me if you have any questions regarding this request.

Sincerely,

Donald J. Stoecklein

cc: Oraco Resources, Inc.